Exhibit 5.1

KPMG LLP Bay Adelaide Centre 333 Bay Street, Suite 4600 Toronto, ON M5H 2S5 Canada Tel 416-777-8500 Fax 416-777-8818

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of Seabridge Gold Inc.

 We consent to the incorporation by reference in this Registration Statement of Seabridge Gold Inc. on Form F-10A of our Report of Independent Registered Public Accounting Firm dated March 25, 2019 on the consolidated financial statements of Seabridge Gold Inc., which comprise the consolidated statements of financial position as at December 31, 2018 and December 31, 2017, the consolidated statements of operations and comprehensive loss, changes in shareholders’ equity and cash flows for each of the years then ended, and notes, comprising a summary of significant accounting policies and other explanatory information, and our Report of Independent Registered Public Accounting Firm dated March 25, 2019 on the effectiveness of internal control over financial reporting of Seabridge Gold Inc. as of December 31, 2018.

Chartered Professional Accountants, Licensed Public Accountants

April 29, 2019

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provides services to KPMG LLP.